UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2008

ADHEREX TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Canada

(State or other jurisdiction of incorporation)

001-32295	20-0442384
(Commission File Number)	(IRS Employer ID Number)

4620 Creekstone Drive, Suite 200, Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 484-8484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

We received a notice dated December 5, 2008 from the NYSE Alternext US LLC, formerly the American Stock Exchange indicating that we do not meet certain of the continued listing requirements of the Exchange and, failing the submission of a plan of compliance by January 5, 2009, will be subject to delisting proceedings by the Exchange.

The notice indicated that we have become subject to possible delisting because we fail to meet the minimum stockholders’ equity requirement of at least US$6 million and have sustained net losses in our five most recent fiscal years as provided in Section 1003(a)(iii) of the Exchange’s Company Guide. We must submit a plan of compliance for review by Exchange staff by January 5, 2009 or become subject to delisting proceedings. We also have the right to appeal any decision of the Exchange to initiate delisting proceedings.

The notice also indicated that because our stock has had an average selling price of $0.14 per share over the last six months, as part of its continued listing requirements, the Exchange would require us to effect a reverse stock split in accordance with Section 1003(f)(v) of the Exchange’s Company Guide.

Given the continuing turmoil in the capital markets, our current financial condition and the Exchange’s determination that we would need to effect a reverse stock split to address our low trading price, we do not currently plan to file a plan of compliance and therefore expect the Exchange to promptly initiate delisting proceedings. The last day of trading of our common stock on the Exchange is anticipated by early January 2009. Our stock listing will be noted with “.BC” after its trading symbol to reflect its non-compliance with the Exchange’s listing requirements. Our common stock continues to trade under the symbol “AHX” on the Toronto Stock Exchange.

A copy of the press release announcing the receipt of the delisting notice is attached as an exhibit to this report.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On December 10, 2008, our Board of Directors adopted a Success-Based Incentive Program for our four executive officers. The purpose of the Program is to align the interests of our executive officers with those of our shareholders and allow us to retain individuals critical to our future success during a period where share price erosion has rendered our other incentive programs, including stock options, essentially worthless.

Under the Program, our four executive officers will be eligible for success-based cash bonuses upon the completion of a partnership, asset sale and/or merger transaction, provided we have entered into a definitive agreement for any such transaction on or before July 31, 2009. Each executive officer will be paid a success-based cash bonus equal to a percentage of the transaction value, ranging from 1% to 5%, provided the officer continues to be employed at the time any partnership or strategic alliance is completed. Any bonus under the incentive plan would be offset dollar for dollar with any stock option value held by the executive that returns to being “in the money” at the time of payment of the bonus or when cashed out or exercised by the executive, if earlier.

The Program is attached as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document
10.22	Success-Based Incentive Program

99.1	Press Release dated December 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Adherex Technologies Inc.

	By:	/s/ D. Scott Murray
Dated: December 11, 2008		D. Scott Murray
Senior Vice President and General Counsel

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